Hashdex Commodities Trust 10-K

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-276254) of Hashdex Commodities Trust (f/k/a Tidal Commodities Trust I) (the “Trust”) of our report dated March 30, 2026, relating to the financial statements of the Trust and its series, the Hashdex Bitcoin ETF, included in the Form 10-K of the Trust for the years ended December 31, 2025 and December 31, 2024, and to the reference to our Firm as “Experts” in such Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 30, 2026